Exhibit (a)(1)(iv)

OFFER BY

PIONEER FLOATING RATE TRUST

TO PURCHASE FOR CASH UP TO

50% OR 12,369,087 OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST AT

98.5% OF NET ASSET VALUE PER SHARE

THE FUND’S OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME

ON DECEMBER 22, 2020, UNLESS THE OFFER IS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE

FUND’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

November 23, 2020

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated November 23, 2020, of Pioneer Floating Rate Trust (the “Fund”), and a related Letter of Transmittal. Together these documents constitute the “Offer.” The Fund is offering to purchase up to 50% of its outstanding common shares of beneficial interest (“Shares”) upon the terms and subject to the conditions set forth in the Offer.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account. We are the registered holder of Shares held for your account.

Your attention is called to the following:

(1)

The price to be paid for the Shares is equal to 98.5% of the net asset value per Share (“NAV”) as determined by the Fund as of the close of regular trading on the New York Stock Exchange on December 23, 2020 (or, if the Offer is extended, on the next trading day after the Offer expires). The current NAV of the Fund will be calculated daily and may be obtained by calling AST Fund Solutions, LLC, the Fund’s Information Agent, toll free at: (877) 478-5039.

(2)	The Offer is not conditioned upon any minimum number of Shares being tendered.

(3)

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, all Shares validly tendered on or prior to 5:00 p.m. Eastern Standard Time, on December 22, 2020, or such later date to which the Offer is extended (the “Expiration Date”), and not properly withdrawn in accordance with the Offer, provided that the total number of Shares tendered does not exceed 50% of the Fund’s outstanding Shares. In the event that more than 50% of the Fund’s outstanding Shares are tendered and not withdrawn, the Fund will purchase 50% of the Fund’s outstanding Shares on a pro rata basis.

(4)

Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund pursuant to the Offer, except in the circumstances set forth in Section 5, “Acceptance for Payment and Payment,” of the Offer to Purchase.

(5)	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

None of the Fund, its Board of Trustees of the Fund’s investment adviser is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter, the enclosed Offer to Purchase dated November 23, 2020, and the Letter of Transmittal, relating to the Fund’s purchase of up to 50% of its outstanding Shares at 98.5% of the NAV.

The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED: ☐ All Shares held for the undersigned; or ☐ Shares (Enter number of Shares to be tendered).

PLEASE SIGN HERE

Dated: , 2020

Name(s):
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